Exhibit 15.2

Terms of Use
SeedInvest, LLC d/b/a SeedInvest.com together with its affiliates, including SeedInvest Technology, LLC and SeedInvest Financial, LLC ("SeedInvest," "us," "our" or "we") provides this web site to you under the following terms and conditions (this "Agreement" or "Terms of Use"). Our Privacy Policy (as in posted to our website), which explains how we collect and use information from visitors to our web site ("Visitors"), is incorporated by reference in these Terms of Use. By using our web site (the "Site") or submitting any information to us, you consent to and agree to be bound by these Terms of Use and our Privacy Policy. By using the Site in any manner, including but not limited to visiting or browsing the Site, you agree to be bound by this Agreement, the Privacy Policy, and all other operating rules, policies and procedures that may be published by us from time to time on the Site, each of which is incorporated by reference and each of which may be updated by us from time to time without notice to you. Your use of the Site is governed by the version of this Agreement in effect on the date of use.
Our website can be accessed from the domain name: www.seedinvest.com
Account Registration
In order to access certain features of the Site or to post content on the Site you must register to create an account ("Account"). You must complete the registration process by providing us with current, complete and accurate information. You will also choose a password and a user name. You are entirely responsible for maintaining the confidentiality of your password and account. You agree to notify SeedInvest immediately of any unauthorized use of your Account or any other breach of security. You will not share your password, let anyone else access your Account, or do anything else that might jeopardize the security of your Account. You will not transfer your Account to anyone without first getting our written permission.
You agree that your Account will be self-directed and that you are solely responsible for all purchases, orders, investment decisions and instructions placed in your Account. Although the Site may provide data, information or content provided by other parties relating to investment strategies and/or opportunities to buy and/or sell securities, you should not construe any such content as tax, legal, financial, or investment advice. Unless we provide you with specific advice that is clearly identified as an individualized recommendation specifically addressed to you, (which is not expected to take place), you represent that any decision to invest is based solely on your consideration of the risks involving a particular security or those of a third-party (i.e. your personal financial advisor) and is made at your own risk. All investments involve a degree of risk, and unless we provide you with individualized recommendation addressed to you, (which is not expected to take place), you acknowledge and agree that you are solely responsible for determining the suitability of an investment or strategy and accept the risks associated with such decisions that may include the risk of complete loss of your principal. SeedInvest has no special relationship with or fiduciary duty to you. You agree and acknowledge that you are solely responsible for conducting legal, accounting or due diligence review on the companies listed on the Site. You are advised to consult with a licensed legal professional and investment advisor for any legal, tax, insurance, or investment advice. The Site will merely provide you with the ability for you to make your own investment decision without any advice by the Site.
Registration Information
Accredited Investor
The securities offered on this Site may only be purchased by Accredited Investors, as defined by Rule 501 of Regulation D under the Securities Act of 1933 ("Regulation D"). Investors are permitted to access certain offers for the sale of securities of private companies that have not been registered with the Securities and Exchange Commission. These securities are not freely traded (restricted), illiquid (no market for you to sell) and are categorized as high risk investments. There is no guarantee of any return on your investment and investors should not invest in any offering on the Site if you cannot afford the risk of losing your entire principal amount. Before you can view and invest in any of the companies listed on the Site, you represents and warrant that you come within at least one of the following categories:

•	a natural person who has individual net worth, or joint net worth with the person's spouse, that exceeds $1 million at the time of the purchase, excluding the value of your primary residence;]
Explanation: In calculating net worth, you include all of your assets (other than your primary residence) whether liquid or illiquid, such as cash, stock, securities, personal property and real estate based on the fair market value of such property MINUS all debts and liabilities (other than a mortgage or other debt secured by your primary residence).

•
a natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year;

•	a bank, insurance company, registered investment company, business development company, or small business investment company;

•
an employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5 million;

•	a charitable organization, corporation, or partnership with assets exceeding $5 million;

•	a director, executive officer, or general partner of the company selling the securities;

•	a business in which all the equity owners are accredited investors; or

•	a trust with assets in excess of $5 million, not formed to acquire the securities offered, whose purchases a sophisticated person makes.
YOU MUST MEET ONE OF THE ABOVE CRITERIA BEFORE VIEWING ANY INVESTMENT OPPORTUNITIES. WE ARE ENTITLED TO RELY UPON YOUR REPRESENTION. YOU WILL IMMEDIATELY NOTIFY US OF ANY MATERIAL ADVERSE CHANGE IN SUCH INFORMATION OR IF YOU DO NOT QUALIFY AS AN ACCREDITED INVESTOR FOR ANY REASON.
You acknowledge and agree that the foregoing provisions shall be automatically amended to match the definition of "accredited investor" pursuant to Regulation D if such definition is amended after the date hereof.
Non-accredited User
If you are not an Accredited Investor, you will only be permitted to logon to the Site and access certain content on the Site which is made publicly available and expressly excludes any offers for the sale of securities. You are prohibited from investing in any offering on the Site or reviewing any offer or solicitation for the sale of securities.
Issuer
Each issuer, or person who is offering securities on the site (an "Issuer") is solely responsible for the material such Issuer posts on this Site and, by posting such material, represents that: (i) it has complied in all material respects with all applicable rules and regulations; and (ii) such information will not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make such statements not misleading in light of the circumstances under which they are made. The Site and Investors are entitled to rely upon any representations made by the Issuer. Each Issuer is solely responsible for ensuring that its securities offering, including use of the Site, is in compliance with all applicable statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any United States or foreign, federal, state, local, municipal or other governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body, or any body duly authorized to exercise any administrative, judicial, executive, legislative, police, regulatory or taxing authority power or authority of any of the foregoing ("Applicable Law"). Each authorized representative of an Issuer accessing the Site hereby represents and warrants, on behalf of such Issuer, that its use of the Site is, and shall be at all times, in compliance with Applicable Law. Each issuer hereby agrees, by creating an issuer account and using the Site, that it shall become a member of the SeedInvest general community, shall receive communications from SeedInvest and grants to SeedInvest a perpetual, irrevocable, non-exclusive license to all of the data posted by such Issuer on the Site. Issuer shall take reasonable steps to ensure that each person investing in any of its securities offerings. Such reasonable steps shall include (but not necessarily be limited to) using SeedInvest's accredited investor verification system.
Each Issuer hereby agrees to indemnify, defend and hold SeedInvest and any of its affiliates, and any of its successors and assigns, and any of their respective officers, directors, employees, agents, representatives, licensors, advertisers, suppliers, and operational service providers harmless from and against any and all claims, actions, losses, expenses, damages and costs (including reasonable attorneys' fees), resulting from any breach or violation of these Terms of Use by such Issuer or its employees, agents, customers, or affiliates or arising from such Issuer's or its employees, agents, customers, or affiliates use of the Site.
Prospects
The Site allows companies, referred to on the Site as "Prospects", to publish information about their history, business and products. The Site reserves the right to remove any content at its sole discretion that may be deemed to be a general public solicitation for the sale of securities. Prospects are advised to consult legal counsel before engaging in any securities offering.
Social Media
You may register with SeedInvest through your account with certain third party social networking services, including Facebook, LinkedIn and Twitter (collectively, "SNS"). When you register through your SNS account, you will be asked to login to the Site using your SNS account credentials. By creating an Account via your account with an SNS, you are allowing the SeedInvest to access your SNS account information and you are agreeing to abide by the applicable terms and conditions of your SNS in your use of the Site via such SNS. Members have the option to disable the connection between their SeedInvest Account and SNS account at any time by notifying us at contactus@seedinvest.com.
General Guidelines
You represent and warrant that all information that you provide to SeedInvest or through the Site is accurate, compete and truthful. You acknowledge and agree that SeedInvest and its agents are entitled to rely upon the information you provide as true, accurate and complete without verification. We reserve the right to suspend or terminate your Account if any information provided during the registration process or thereafter proves to be inaccurate, not current or incomplete.
SeedInvest grants you a limited, revocable, non-exclusive, non-transferrable license to view, copy and print content on the Site for personal, non-commercial purposes. SeedInvest grants the operators of public search engines a limited, non-exclusive, non-transferrable license to copy materials from the Site for the purpose of creating publicly available, searchable indices of Site content. We reserve the right to terminate or limit your access to the Site and/or the licenses granted herein for any reason and in our sole discretion. You agree not to modify, damage, disrupt, disable, overburden, impair, alter or interfere with the use, features, functions, operation, security or maintenance of the Site or the rights or use and enjoyment of the Site by any other person or entity in any manner.
You are prohibited from posting or transmitting any material on or through the Site that, in SeedInvest's sole opinion, is or could be offensive, fraudulent, unlawful, threatening, disingenuous, libelous, defamatory, obscene, scandalous, inflammatory, pornographic or profane, or any material that could constitute or encourage conduct that would be considered a criminal offense, give rise to civil liability, or otherwise violate any law. SeedInvest will fully cooperate with any law enforcement authorities or court order requesting or directing SeedInvest to disclose the identity of anyone posting any such information or materials on the Site.
No Representations or Warranties
SeedInvest makes no representation as to the completeness or accuracy of the information provided on the Site. SeedInvest does not endorse or represent the reliability or accuracy of any content or information distributed through or accessed from the Site, and has not performed any investigation into such information. SeedInvest shall not be liable for any investment decisions made based upon such information. You agree that any reliance upon any content or information distributed through or accessed from the Site is at your sole risk. SeedInvest is entitled to rely upon the information provided by its users. SeedInvest cannot guarantee that Issuer's will use the proceeds of their investment in accordance with the stated purpose. You acknowledge and agree that SeedInvest does not provide any representation, warranty or assurance that the offering on the Site are made in accordance with securities law, including the exception to the sale of unregistered securities and the prohibition against the general solicitation of unregistered securities. To the extent provided by law, SeedInvest assumes no liability or responsibility for any errors or omissions in the content of the Site. SeedInvest has not reviewed all of the links provided on the Site and is not responsible for the content of any off-Site pages. Clicking on hyperlinks and visiting any off-Site pages is done at your own risk.
Digital Millennium Copyright Notice
We respect the intellectual property of others, and we ask you to do the same. If you or any user of our Site believes its copyright rights have been infringed on our Site, the copyright(s) owner ("Complaining Party") should send notification to Our Designated Agent (as identified below) immediately. To be effective, the notification must include:

•	A physical or electronic signature of the Complaining Party or such person authorized to act on behalf of the Complaining Party;

•	Identification of the copyrights(s) claimed to have been infringed;

•
Information reasonably sufficient to permit us to contact the Complaining Party or such person authorized to act on behalf of the Complaining Party, such as address, telephone number and, if available, an electronic mail address at which the Complaining Party may be contacted;

•	Identification of the material that is claimed to be infringing the Complaining Party's copyrights(s) that is to be removed and information reasonably sufficient to permit us to locate such materials;

•	A statement that the Complaining Party has a good faith belief that use of the material in the manner complained of is not authorized by the copyright owner, agent, or by law; and

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A statement that the information in the notification is accurate and, under penalty of perjury, the Complaining Party or such person authorized to act on behalf of the Complaining Party is the owner of an exclusive copyrights that is allegedly infringed.

Pursuant to the Digital Millennium Copyright Act, 17 U.S.C. § 512(c) ("DMCA"), SeedInvest's Designated Agent for notice of claims of copyrights infringement can be contacted at the addresses below.
Designated Agent for Claimed Infringement:
SeedInvest, LLC d/b/a SeedInvest.com
Postal Address: SeedInvest, 116 W Houston, 6th Floor, New York, NY 10012
E-mail address: contactus@seedinvest.com
You acknowledge, accept and agree that if we receive a notice of a claim of copyright infringement, we may immediately remove the identified materials from our Site without liability to you or any other party and that the claims of the Complaining Party will be referred to the United States Copyright Office for adjudication as provided in the DMCA.
Please note that this procedure is exclusively for notifying SeedInvest and its affiliates that your copyrighted material has been infringed. The preceding requirements are intended to comply with our rights and obligations under the DMCA, including 17 U.S.C. §512(c), but do not constitute legal advice. It may be advisable to contact an attorney regarding your rights and obligations under the DMCA and other applicable laws. Allegations that other intellectual property right is being infringed should be sent to contactus@seedinvest.com. SeedInvest may, in its sole discretion, terminate the accounts of those who are accused of copyright infringement or other intellectual property rights.
Intellectual Property
You hereby agree, in your individual capacity and on behalf of any Issuer for which you are an authorized representative, subject to the Privacy Policy, that all content and images on the Site are either the property of, or used with permission by SeedInvest. The use of the content or images by you or anyone authorized by you, is prohibited unless specifically permitted by these Terms of Use or provided elsewhere on the Site. By providing content or Data on the Site, subject to the Privacy Policy, you grant us a royalty-free, non-exclusive, worldwide license, under your intellectual property rights, to copy, reformat, index, modify, display, distribute and put to commercial and other uses such content or Data. No compensation will be paid with respect to our use such content or Data. SeedInvest neither warrants nor represents that your use of materials displayed on the Site will not infringe rights of third parties not owned or affiliated with SeedInvest.
The trademarks, logo and slogans displayed on the Site including the mark SeedInvest, (collectively the "Trademarks") are owned by SeedInvest and others. Nothing on this Site should be construed as granting any license or right to use the Trademarks without written permission of SeedInvest or such third party owner of the Trademarks. Your misuse of the Trademarks, or any other content on the Site, except as provided in these Terms of Use, is strictly prohibited. You are advised that SeedInvest will aggressively enforce its intellectual property rights to the fullest extent of the law.
Communications
You agree, in your individual capacity and on behalf of any Issuer for which you are an authorized representative, that SeedInvest may send communications to you via your mailing address, email, telephone or facsimile number provided by you on your Account. You agree to notify us of any changes in your address or contact details. SeedInvest may also deliver information verbally. Communications shall be deemed delivered to you when sent and not when received. Your use of electronic signatures to sign documents legally binds you in the same manner as if you had manually signed such documents. The use of electronic versions of documents fully satisfies any requirement that such documents be provided to you in writing. If you sign electronically, you represent that you have the ability to access and retain a record of such documents. You agree that you are responsible for understanding these documents and agree to conduct business by electronic means. You are obligated to review the Site periodically for changes and modifications and agree not to contest the admissibility or enforceability the Site's electronically stored copy of this Agreement in any proceeding arising out of this Agreement.
Although you consent to electronic delivery, you may elect to deliver communications by other means and such delivery shall not affect your consent. You may revoke consent to electronic delivery of communications and receive a paper version at your election. SeedInvest shall have a reasonable period to effect such a change and SeedInvest may charge you a reasonable fee for sending such paper copies. If you elect to use electronic delivery, you agree and represent that you have a suitable computer with Internet access, an email address and the availability to download, save and/or print communications to retain a record of such communications. You agree that you are solely responsible for maintaining such equipment and services required for online access.
You agree that any information that you transmit to the Site or SeedInvest in any manner including, but not limited to, pictures, videos, questions, comments, suggestions, website addresses and links to other website/articles, etc. is non-confidential and non-proprietary and can be used by SeedInvest or its affiliates for any purpose. SeedInvest is free to use any idea, concepts, know-how, techniques, etc. contained in any communication to the Site of the SeedInvest for any purpose.
Change or Termination
We may, without prior notice, change the Site, stop providing the Site, applications or services, or create usage limits for the Site. We may permanently or temporarily terminate or suspend your access to the Site without notice or liability, for any reason or for no reason, including if in our sole determination you violate any provision of these Terms of Use. Upon termination of these Terms of Use or your access to the Site for any reason or no reason, you will continue to be bound by these Terms of Use which, by their nature, should survive termination, including without limitation ownership provisions, warranty disclaimers, indemnity, and limitations of liability.

Disclaimer of Liability
SeedInvest has no special relationship with or fiduciary duty to you or any Issuer. Your use of the Site is at your own risk. You acknowledge that SeedInvest has no control over, and no duty to take any action regarding: which users gains access to the Site; what content you access via the Site; what effects the content may have on you; how you may interpret or use the content; or what actions you may take as a result of having been exposed to the content. You release SeedInvest from all liability for you having acquired or not acquired content through the Site. SeedInvest makes no representations concerning any content contained in or accessed through the Site, and SeedInvest will not be responsible or liable for the accuracy, copyright compliance, legality or decency of material contained in or accessed through the Site or the Service. SeedInvest neither represents, warrants, covenants guarantees, nor promises any specific results from use of the Site.
THE SITE, INCLUDING ANY CONTENT OR INFORMATION CONTAINED WITHIN IT OR ANY SERVICE OR ADVICE PROVIDED IN CONNECTION WITH THE SERVICE, IS PROVIDED "AS IS" WITH NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. YOU ASSUME TOTAL RESPONSIBILITY AND RISK FOR YOUR USE OF THIS SITE AND SITE-RELATED SERVICES. NEITHER SEEDINVEST NOR ANY OTHER PARTY INVOLVED IN CREATING, PRODUCING, OR DELIVERING THE SITE SHALL BE LIABLE FOR ANY DIRECT, INCIDENTAL, CONSEQUENTIAL, INDIRECT OR PUNITIVE DAMAGES ARISING OUT OF YOUR ACCESS TO, OR USE OF, THE SITE. CHECK YOUR LOCAL LAWS FOR ANY RESTRICTIONS OR LIMITATIONS REGARDING THE EXCLUSION OF IMPLIED WARRANTIES.
SeedInvest makes no representation or warranty, express or implied, with respect to any third party data provided to SeedInvest or its transmission, timeliness, accuracy or completeness, including but not limited to implied warranties or warranties of merchantability or fitness for a particular purpose. SeedInvest will not be liable in any way to you or to any other person for any inaccuracy, error or delay in or omission of any third party data or the transmission or delivery of any such third party data and any loss or damage arising from (a) any such inaccuracy, error, delay or omission, (b) non-performance or (c) interruption in any such third party data due either to any negligent act or omission by SeedInvest or "force majeure" or any other cause beyond the control of SeedInvest.
THE SERVICE IS PROVIDED "AS IS" AND "AS AVAILABLE" AND IS WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTIES IMPLIED BY ANY COURSE OF PERFORMANCE OR USAGE OF TRADE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED. YOUR USE OF THE SERVICE IS SOLELY AT YOUR OWN RISK.
Electronic Communication Privacy Act Notice (18usc 2701-2711): SeedInvest makes no guaranty of confidentiality or privacy of any communication or information transmitted on the site or any website linked to the site. SeedInvest will not be liable for the privacy of email addresses, registration and identification information, disk space, communications, confidential or trade-secret information, or any other Content stored on SeedInvest's equipment, transmitted over networks accessed by the Site, or otherwise connected with your use of the Service.
SeedInvest assumes no responsibility for, and shall not be liable for, any damages to or viruses that may infect, your computer equipment or other property on account of your access to, use of, or browsing in the Site or your downloading of any materials, data, text, images, video, or audio from the Site. We do not, and cannot, guarantee that any Investor is actually an Accredited Investor (as defined above), or that any content or information provided on this Site is true, correct, complete or viable.
Although SeedInvest may from time to time monitor or review discussions, postings, transmissions, and the like on the Site, SeedInvest is under no obligation to do so and assumes no responsibility or liability arising from such content nor for any error, defamation, libel, slander, omission, falsehood, obscenity, profanity, danger or inaccuracy contained in any information within such locations on the Site. SeedInvest reserves the right to remove any content from the Site or to restrict access to the Site for any reason without notice.

US Jurisdiction
We make no representation that this Site is operated in accordance with the laws or regulations of, or governed by, nations other than those of the United States. If you are located outside of the United States, you use this Site at your own risk and initiative and you, not us, are responsible for compliance with any applicable local and national laws.
The content, material and information contained on the Site does not constitute an offer or solicitation and may not be treated as an offer or solicitation (i) in any jurisdiction where such an offer or solicitation is against the law; (ii) to anyone to whom it is unlawful to make such an offer or solicitation: (iii) if the person making the offer or solicitation is not qualified to do so. The securities offered on this Site can only be marketed in certain jurisdictions only. You acknowledge and agree that it is solely your responsibility to be aware of the applicable laws and regulations of your country of residence. The content provided on this Site does not constitute an offer or solicitation to sell securities referred to on this Site, by anyone in any jurisdiction in which such offer, solicitation or distribution would be unlawful or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Applications to invest in any offering referred to on this Site must only be made on the basis of the offering document relating to the specific investment and through a registered entity.
This site is not directed at you if we are prohibited by any law of any jurisdiction from making the information on this site available to you. You should satisfy yourself before accessing the Site that we would be allowed to advertise investment products to you under the law of the jurisdiction in which you reside. It is your responsibility to be aware of and to observe all applicable laws and regulations of any relevant jurisdiction, including the one in which you reside. The securities described on this site are not registered under the Securities Act of 1933
Governing Law
These Terms of Use shall be governed by, construed and entered in accordance with the laws of the State of New York applicable to contracts deemed to be made within such state, without regard to choice of law or conflict of law provisions thereof. YOU HEREBY WAIVE YOUR RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION OR

PROCEEDING, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THESE TERMS OF USE TO THE FULLEST EXTENT PERMITTED BY LAW. YOU UNDERSTAND THAT ABSENT THIS PROVISION, YOU WOULD HAVE THE RIGHT TO SUE IN COURT AND HAVE A JURY TRIAL.
Dispute Resolution
In the event of any claim, controversy or alleged dispute between you and SeedInvest, its members or affiliates ("Dispute"), you hereby agree to attempt in good faith to amicably resolve any Dispute at least 30 days before instituting any legal proceeding. Each party agrees to submit any Dispute for resolution by final binding arbitration after serving written notice, which notice shall set forth in detail the controversy, question, claim or alleged breach along with your attempt to resolve such Dispute. Upon such notice and attempt to resolve, the party may then commence an arbitration proceeding pursuant to the rules of the American Arbitration Association ("AAA") to be held in New York, New York, before an arbitrator to be selected by the AAA. Any such arbitration may only be commenced within one year after the party requesting arbitration obtains knowledge of the cause of action forming the basis of the controversy or claim accrued.
In any arbitration and subject to the ultimate discretion of the presiding arbitrator, each side will be limited to a maximum of one (1) day of argument (including rebuttal), and the parties agree in good faith to minimize discovery burdens (e.g. confine the scope to actual areas in dispute and limit the topics and number of pages on which information is requested to matters directly relevant). The decision(s) of the arbitrator shall be final and binding and may not be appealed to any court of competent jurisdiction, or otherwise, except upon claim of fraud or corruption as by law provided, provided, however, that implementation of such decision(s) shall in no way be delayed or otherwise impaired pending the outcome of any such appeal. Judgment upon the award rendered in such arbitration may be entered by any court having jurisdiction thereof. You agree that all Disputes will be limited between you, individually, and SeedInvest. To the full extent allowable by law, you agree that no arbitration proceeding or other dispute resolution proceeding shall be joined with any other party or decided on a class-action basis.
Notwithstanding the foregoing, you agree that the following matters shall not, at the election of SeedInvest, be subject to binding arbitration: (1) any Dispute related to, or arising from allegations of criminal activity; (2) any Disputes concerning SeedInvest's intellectual property rights; and (3) any claim for injunctive relief. All arbitration proceedings will take place in New York county, New York, United States of America. Any Dispute not subject to arbitration shall be decided by a court of competent jurisdiction within New York County, New York, United States of America. Each party hereby waives any claim that such venue is improper or inconvenient.
Indemnification
You, on behalf of yourself and each Issuer for which you are an authorized representative, agree to indemnify, defend and hold SeedInvest and any of its affiliates, and any of its successors and assigns, and any of their respective officers, directors, employees, agents, representatives, licensors, advertisers, suppliers, and operational service providers harmless from and against any and all claims, actions, losses, expenses, damages and costs (including reasonable attorneys' fees), resulting from any breach or violation of these Terms of Use by you or arising from your use of the Site.
SeedInvest reserves the right to assume, at its sole expense, the exclusive defense and control of any such claim or action and all negotiations for settlement or compromise, and you agree to fully cooperate with SeedInvest in the defense of any such claim, action, settlement or compromise negotiations, as requested by SeedInvest.
Notification Procedures
We may provide notifications, including those regarding modifications to these Terms of Use, whether such notifications are required by law or are for marketing or other business related purposes, to you via email notice, written or hard copy notice, or through posting of such notice on our Site, as determined by us in our sole discretion. We reserve the right to determine the form and means of providing notifications to visitors. Note that you may opt out of certain means of notification as described in these Terms of Use. We are not responsible for any automatic filtering you or your network provider may apply to email notifications we send to the email address you provided to us.
General
The failure of SeedInvest to enforce any right or provision of these Terms of Use will not constitute a waiver of future enforcement of that right or provision. The waiver of any such right or provision will be effective only if in writing and signed by a duly authorized representative of SeedInvest. Except as expressly set forth in these Terms of Use, the exercise by either party of any of its remedies under these Terms of Use will be without prejudice to its other remedies under these Terms of Use or otherwise. If for any reason a court or arbitral, as applicable, of competent jurisdiction finds any provision of these Terms of Use invalid or unenforceable, that provision will be enforced to the maximum extent permissible and the other provisions of these Terms of Use will remain in full force and effect.
Miscellaneous
Except as expressly provided in these Terms of Use, there shall be no third-party beneficiaries to the Terms of Use. SeedInvest shall have the right to assign its rights or delegate any of its responsibilities under these Terms of Use to an affiliate or in connection with a merger, consolidation or reorganization of SeedInvest for the sale of substantially all of its assets. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. You further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
These Terms of Use contain the entire understanding between you and SeedInvest relating to the Site and SeedInvest's services. These Terms of Use supersede any other Terms of Use or agreement regarding the Site and SeedInvest's services prior to the Effective Date below.
These Terms of Use were last updated on July 16th, 2013